Exhibit 18.1

August 7, 2019

Board of Directors

CommScope Holding Company, Inc.

1100 10th Ave Ct SE

Hickory, North Carolina 28602

Ladies and Gentlemen:

Note 1 of Notes to the condensed consolidated financial statements of CommScope Holding Company, Inc. (the Company) included in its Form 10-Q for the three and six months ended June 30, 2019 describes a change in the method of accounting for internal handling costs to prepare goods for shipment from being reported within selling, general and administrative costs to being reported within cost of sales. There are no authoritative criteria for determining a ‘preferable’ classification method of these costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2018, and therefore we do not express any opinion on any financial statements of CommScope Holding Company, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Charlotte, NC